Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

VERINT SYSTEMS INC.

The undersigned, being the Chief Administrative Officer of Verint Systems Inc., a Delaware corporation (hereinafter called the “Company”), in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of up to 2,500,000 shares and currently authorizes the issuance of up to 2,207,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, of which 200,000 shares have been designated as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”), and expressly authorizes the Board of Directors of the Company (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for multiple series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

SECOND: It is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation, Preferences and Rights of the Series B Convertible Perpetual Preferred Stock (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Perpetual Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 200,000. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified. “Affiliated” has a meaning correlative thereto.

“Agent Members” has the meaning set forth in Section 14.1(d).

“Beneficially Own” means to possess beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act as in effect on the Original Issuance Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change in Tax Law” has the meaning set forth in Section 8.7(a).

“Change of Control” means (a) any sale, transfer, conveyance or disposition (including through an exclusive license of intellectual property) in one or a series of transactions of all or substantially all of the consolidated assets of the Company to a Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to a subsidiary of the Company or a Person that becomes a subsidiary of the Company; or (b) any sale, consolidation, merger, recapitalization or other transaction of the Company with or into another Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (whether or not the Company is the surviving Company) that results in the holders of Common Stock (or other voting stock of the Company, including shares of Common Stock determined on an as-converted basis assuming all Preferred Stock then outstanding had been converted pursuant to Section 8 as of immediately prior to such sale, consolidation or merger) immediately prior to such sale, consolidation, merger, recapitalization or other transaction failing to hold at least a majority of the Common Stock (or other voting stock of the Company of the resulting entity or its parent company, as determined on an as-converted basis).

“Change of Control Redemption” has the meaning set forth in Section 7.1.

“Change of Control Redemption Price” has the meaning set forth in Section 7.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto; provided, however that notwithstanding the foregoing, with respect to any Person that is an investment fund, an Affiliate shall also include any investment fund, vehicle or holding company of which such Person or an Affiliate of such Person serves as the general partner, managing member or discretionary manager or advisor or sub-advisor, but not any portfolio company thereof.

“Conversion Date” has the meaning set forth in Section 8.3(d).

“Conversion Price” means, initially, $50.25, as adjusted from time to time in accordance with Section 8.7.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Company then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 8.

“Conversion Threshold” means a price per share of Common Stock equal to $87.9375; provided that if the Conversion Price is adjusted as provided in Section 8.7, the Conversion Threshold on any day shall be the Conversion Threshold determined in accordance with the preceding clause multiplied by a fraction the numerator of which is the Conversion Price immediately following such adjustment and the denominator of which shall be the Conversion Price immediately prior to such adjustment.

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question.

“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Definitive Series B Preferred Stock Certificate” means one or more certificates representing Series B Preferred Stock registered in the name of the holder thereof and issued in accordance with Section 14.2(i), except that any such Definitive Series B Preferred Stock Certificate shall not bear a Global Certificate Legend and shall not have a schedule of increases or decreases.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Rate” means (i) prior to the Step-Down Date, 5.20% per annum and (ii) at all other times, 4.00% per annum (in each case, as adjusted pursuant to Section 4.2 or Section 7.7(b)).

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“DTC” means The Depository Trust Company or any successor depositary.

“ERISA” has the meaning set forth in Section 14.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Global Certificate” means one or more global certificates representing Shares of Series B Preferred Stock registered in the name of the holder thereof that bears the Global Certificate Legend.

“Global Certificate Legend” means the global certificate legends set forth in Exhibit B hereto, which legends are required to be placed on all Global Certificates issued under this Certificate of Designation.

“holder” means the person in whose name a Series B Preferred Stock Certificate is registered on the Transfer Agent’s books and records.

“Investment Agreement” means the Investment Agreement dated December 4, 2019 between the Company and Valor Parent LP.

“IRS” means the United States Internal Revenue Service.

“Issuer Agreement” means the Issuer Agreement between Valor Parent LP and lenders from time to time party thereto.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, $1,000.00 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series B Preferred Stock).

“Mandatory Conversion Date” has the meaning set forth in Section 8.3(b).

“Make-Whole Amount” means, in aggregate, with respect to each Share being redeemed by the Company pursuant to a Series B Company Redemption Notice on the date immediately prior to the applicable Series B Company Redemption Date, the difference between: (x) the value representing an amount necessary to make the aggregate of all cash amounts paid with respect to such Share equal to an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of 8% per annum from the Original Issuance Date of such Share to the date immediately prior to the applicable Series B Company Redemption Date and (y) (i) the Liquidation Value of such Share plus (ii) any unpaid accrued and accumulated dividends on such Share (whether or not declared) to, but excluding, the Series B Company Redemption Date. In the event the Make-Whole Amount is less than zero, it shall be deemed to be zero.

“Original Issuance Date” means April 6, 2021.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and includes the Series A Preferred Stock.

“Permitted Common Stock Repurchases” means redemptions or repurchases of Junior Securities after the Original Issuance Date resulting in payments by the Company in an aggregate amount not to exceed $400,000,000.

“Person” means an individual, Company, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualified Institutional Buyer” has the meaning set forth in Section 14.2(a).

“Resale Restriction Termination Date” has the meaning set forth in Section 14.2(h).

“Reorganization Event” has the meaning set forth in Section 8.7(c).

“Restrictive Definitive Series B Preferred Stock Certificate” means a Definitive Series B Preferred Stock Certificate bearing the applicable legend set forth in Exhibit A.

“Restricted Global Certificate” means a Global Certificate bearing the applicable legend set forth in Exhibit A.

“Rule 144A” has the meaning set forth in Section 14.2(a).

“Rule 144A Global Certificate” has the meaning set forth in Section 14.2(e).

“Rule 144A Shares” has the meaning set forth in Section 14.2(e).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series B Preferred Stock, has preference or priority over the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, including for avoidance of doubt, the Convertible Notes (as defined under the Investment Agreement).

“Series A Original Issuance Date” means May 7, 2020.

“Series A Preferred Stock” has the meaning set forth in the Preamble.

“Series B Company Redemption” has the meaning set forth in Section 7.2.

“Series B Company Redemption Date” has the meaning set forth in Section 7.6(b).

“Series B Company Redemption Notice” has the meaning set forth in Section 7.2.

“Series B Company Redemption Price” has the meaning set forth in Section 7.2.

“Series B Conversion Election Date” means the date upon which the holder’s right to convert its Shares pursuant to Section 8 terminates in connection with a Series B Company Redemption or Series B Shareholder Redemption, which date shall be no earlier than two Business Days prior to the Series B Company Redemption Date or Series B Shareholder Redemption Date, as applicable.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Series B Preferred Stock Certificate” means one or more certificates evidencing ownership of a Share or Shares of Series B Preferred Stock, which shall exclusively be in the form of one or more Global Certificates and, following the Original Issuance Date, may be represented by a Definitive Series B Preferred Stock Certificate as provided in Section 14.2(i).

“Series B Shareholder Election Notice” has the meaning set forth in Section 7.3.

“Series B Shareholder Redemption Date” has the meaning set forth in Section 7.5(a)(iii).

“Series B Shareholder Redemption Notice” has the meaning set forth in Section 7.3.

“Series B Shareholder Redemption” has the meaning set forth in Section 7.3.

“Series B Shareholder Redemption Price” has the meaning set forth in Section 7.3.

“Similar Laws” has the meaning set forth in Section 14.2(c).

“Step-Down Date” means the forty-eight (48) month anniversary of the Series A Original Issuance Date.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Taxes” means any federal, state, local or non-U.S. taxes, including sales and use taxes, transaction privilege taxes, gross receipts taxes, income taxes, business and occupation taxes, social security taxes, payroll taxes, employment taxes, estimated taxes, real property taxes, stamp taxes, franchise taxes, transfer taxes, value added taxes, withholding taxes, unemployment taxes, and other similar charges in the nature of tax such as duties, customs, tariffs, imposts, and government-imposed surcharges imposed by any governmental entity (or any department, agency, or political subdivision thereof), together with any interest, penalties and additions to tax imposed thereon.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means NASDAQ (or any other national securities exchange on which the Common Stock is primarily listed or quoted for trading on the date in question).

“Transfer Agent” means the transfer agent with respect to the Series B Preferred Stock, which, on and as of Original Issuance Date, shall be Broadridge Corporate Issuer Solutions, Inc., and any successor transfer agent of national reputation appointed by the Company and notified to the holders.

“Unrestricted Global Certificate” means a Global Certificate that is not a Restricted Global Certificate.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Series B Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Series A Preferred Stock or Parity Securities in issue from time to time, and (c) junior to all Senior Securities.

4. Dividends.

4.1 Accrual of Dividends. From and after the Original Issuance Date of the Shares, cumulative dividends on each such Share shall accrue whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the applicable Dividend Rate on the sum of the Liquidation Value thereof plus, once compounded, any accumulated dividends thereon. All accrued dividends on any Share shall compound twice annually on the last day of June and December of each calendar year, and be paid in accordance with this Section 4, when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series B Preferred Stock in accordance with the provisions of Section 5 or Section 7 until paid pursuant hereto or converted pursuant to Section 8. All accrued dividends on the Shares (whether accumulated or not) shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made (whether directly or through any Subsidiary), on any Junior Securities, other than to (i) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock, (ii) repurchase Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or (iii) Permitted Common Stock Repurchases. Notwithstanding the foregoing, in no event will the Company declare or pay a dividend or distribution of cash on any Junior Securities unless such payment is consented to in writing executed by holders of Series B Preferred Stock holding a majority of the Shares outstanding.

4.2 Payment of Dividends. If, as and when declared by the Board, in its sole discretion, out of funds legally available therefor, the Company shall make each dividend payment on the Series B Preferred Stock in cash on the last day of June and December of each calendar year (each such date, a “Dividend Payment Date”) at the applicable Dividend Rate. The record date for payment of dividends on the Series B Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series B Preferred Stock as such holders appear on the stock register of the Company at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day. All dividends that are not paid in cash shall remain accumulated dividends with respect to each such share of Series B Preferred Stock until paid to the holder thereof. Notwithstanding anything to the contrary in the foregoing, unless the issuance of shares upon conversion of the Series A Preferred Stock and Series B Preferred Stock has been approved by holders of the Common Stock in accordance with applicable NASDAQ shareholder approval requirements, if upon any Dividend Payment Date all accrued and unpaid dividends payable on such Dividend Payment Date would result in the number of shares of Common Stock into which the outstanding Series A Preferred Stock and Series B Preferred Stock, considered collectively, could be converted to be in excess of 13,297,975 shares of Common Stock (as adjusted for any event set forth in Section 8.7), then the Company must make each dividend payment on the Series B Preferred Stock on each such Dividend Payment Date in cash except to the extent prohibited by applicable Delaware law (and any such accrued and unpaid dividends resulting in conversion in excess of such threshold prior to any such Dividend Payment Date must be paid in cash upon any conversion of the Series B Preferred Stock in accordance with Section 8 rather than converting into shares of Common Stock). If the Company fails to pay in cash in the circumstances contemplated by the preceding sentence, then any dividends otherwise payable on such Dividend Payment Date (or upon conversion of the Series B Preferred Stock for any accrued and unpaid dividends prior to any such Dividend Payment Date in the circumstances contemplated in the preceding sentence) shall continue to accrue and accumulate at a Dividend Rate of 6.00% per annum, for the period from and including the first Dividend Payment Date (or upon conversion for any accrued and unpaid dividends prior to any such Dividend Payment Date in the circumstances contemplated in the preceding sentence) upon which the Company fails to pay in cash through but not including the last day upon which the Company pays in cash all such accrued and accumulated dividends that are payable only in cash pursuant to the preceding sentence.

4.3 Dividend Calculations. Dividends on the Series B Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issuance Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

4.4 Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.2, the holder of such Shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.2 but prior to the corresponding Dividend Payment Date, the holder of such Shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date.

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, pari passu with any payment to the holders of Series A Preferred Stock, to the holders of any other Parity Securities, but before any distribution or payment out of the assets of the Company shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of the (i) aggregate Liquidation Value of all Shares held by such holder, plus any unpaid accrued and accumulated dividends on all such Shares (whether or not declared) and (ii) payment that such holders would have received had such holders, immediately prior to such Liquidation, converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1.

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock and Series B Preferred Stock and any other Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Company shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3 Notice Requirement. In the event of any Liquidation, the Company shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each holder of Shares of such material change. If any Shares of Series B Preferred Stock are held in book-entry form through DTC, any such notice pursuant to this Section 5.3 may be given to the holders at such time in any manner required or permitted by the procedures of DTC.

6. Voting. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration (whether at a meeting of stockholders of the Company, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each holder of Shares of Series B Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all Shares of Series B Preferred Stock (including any unpaid accrued and accumulated dividends) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Company’s bylaws. As long as any Share of Series B Preferred Stock is outstanding, the Company shall not amend, modify or supplement any provision of (a) this Certificate of Designation in a manner that alters or changes the rights, powers, preferences or privileges of the holders of the Series B Preferred Stock or (b) the Certificate of Incorporation in a manner that alters or changes the rights, powers, preferences or privileges of the holders of the Series B Preferred Stock that is disproportionate to any other Parity Securities, unless in each case, the prior written approval of the holders of a majority of the Series B Preferred Stock issued and outstanding has been obtained. Notwithstanding anything to the contrary in the foregoing, unless the issuance of shares upon conversion of the Series A Preferred Stock and Series B Preferred Stock has been approved by holders of the Common Stock in accordance with applicable NASDAQ shareholder approval requirements, in no event shall the holders of Series B Preferred Stock have the right to vote Shares of Series B Preferred Stock to the extent the number of shares of Common Stock into which the outstanding Series A Preferred Stock and Series B Preferred Stock, considered collectively, could be converted would exceed 13,297,975 shares of Common Stock (as adjusted for any event set forth in Section 8.7).

7. Redemption.

7.1 Change of Control Redemption. Subject to the provisions of this Section 7, upon the occurrence of a Change of Control, the Company shall redeem, out of funds legally available therefor, all of the then-outstanding Shares of Series B Preferred Stock (a “Change of Control Redemption”) for a price per Share equal to the greater of: (i) the Liquidation Value for such Share, plus any unpaid accrued and accumulated dividends on such Share (whether or not declared) to, but excluding, the Change of Control Redemption Date, and (ii) the payment that such holders would have received had such holders, immediately prior to such Change of Control, converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1 (the “Change of Control Redemption Price”). In connection with a Change of Control, the Company shall provide written notice of the proposed Change of Control at least prior to the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or if later and subject to this Section 7.1, promptly after the Company discovers that a Change of Control may occur). Any such Change of Control Redemption shall occur on the date of consummation of the Change of Control and in accordance with a written notice from the Company (the “Change of Control Redemption Notice”), which must be delivered by the Company at least five (5) Business Days prior to the consummation of such Change of Control; provided, however, that if Shares of Series B Preferred Stock are held in book-entry form through DTC, any Change of Control Redemption Notice may be given to holders at such time in any manner required or permitted by the procedures of DTC. In exchange for the surrender to the Company by the respective holders of Shares of Series B Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Change of Control Redemption Date in accordance with Section 7.8 below (or, if Shares of Series B Preferred Stock are held in book-entry form through DTC, the book-entry transfer in accordance with the applicable procedures of DTC to the Transfer Agent’s account at DTC), the Change of Control Redemption Price for the Shares being redeemed shall be payable in cash by the Company in immediately available funds to the respective holders of the Series B Preferred Stock, except to the extent prohibited by applicable Delaware law, and provided that the Company shall only be required to pay the Change of Control Redemption Price simultaneously with, or immediately after, satisfaction of all of the Company’s obligations under the Credit Facility (as defined in the Investment Agreement) or that would otherwise have been required to be repaid in accordance with the Credit Facility without giving effect to any waivers, amendments or modifications thereof.

7.2 Company Redemption. Subject to the provisions of this Section 7, at any time following the seventy-two (72) month anniversary of the Original Issuance Date, the Company shall have the right, but not the obligation, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then-outstanding Shares of Series B Preferred Stock (a “Series B Company Redemption”) for a price per Share equal to: (i) the Liquidation Value for such Share, plus (ii) any unpaid accrued and accumulated dividends on such Share (whether or not declared) to, but excluding, the Series B Company Redemption Date, plus (iii) the Make Whole Amount (such sum, in aggregate the “Series B Company Redemption Price”). Any such Series B Company Redemption shall occur not less than thirty (30) days and not more than sixty (60) days following receipt by the applicable holder(s) of Series B Preferred Stock of a written election notice (the “Series B Company Redemption Notice”) from the Company; provided, however, that if Shares of Series B Preferred Stock are held in book-entry form through DTC, any Series B Company Redemption Notice may be given to holders at such time in any manner required or permitted by the procedures of DTC. Following the notice period required by the Series B Company Redemption Notice, the Company shall redeem all, or in the case of an election to redeem less than all of the Shares of Series B Preferred Stock, the same pro rata portion of each such holder’s Shares redeemed pursuant to this Section 7; provided, however, that if any Shares of Series B Preferred Stock are held in book-entry form through DTC, the Shares of Series B Preferred Stock to be redeemed shall be selected in accordance with the applicable procedures of DTC and any notice of redemption may be given to the holders at such time in any manner permitted by the procedures of DTC. In exchange for the surrender to the Company by the respective holders of Shares of Series B Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Series B Company Redemption Date in accordance with Section 7.8 below (or, if Shares of Series B Preferred Stock are held in book-entry form through DTC, the book-entry transfer in accordance with the applicable procedures of DTC to the Transfer Agent’s account at DTC), the Series B Company Redemption Price for the Shares being redeemed shall be payable in cash by the Company in immediately available funds to the respective holders of the Series B Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each holder of Shares of Series B Preferred Stock shall have the right to elect, prior to the Series B Company Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8.

7.3 Shareholder Redemption. Subject to the provisions of this Section 7, at any time following the one hundred second (102) month anniversary of the Original Issuance Date, any holder of Series B Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all, but not less than all, of the then-outstanding Shares of Series B Preferred Stock held by such holder redeemed by the Company (a “Series B Shareholder Redemption”) for a price per Share equal to the Liquidation Value for such Share, plus any unpaid accrued and accumulated dividends on such Share (whether or not declared) to, but excluding, the Series B Shareholder Redemption Date (the “Series B Shareholder Redemption Price” and, together with the Change of Control Redemption Price and Series B Company Redemption Price, the “Redemption Prices”). Any such Series B Redemption shall occur not more than sixty (60) days following receipt by the Company of a written notice (a “Series B Shareholder Election Notice”) from any holder of Series B Preferred Stock. Within ten (10) Business Days following receipt of the Series B Shareholder Election Notice from a holder, the Company shall deliver to such holder a written notice describing the mechanics of such redemption (the “Series B Shareholder Redemption Notice” and, together with the Change of Control Redemption Notice and Series B Company Redemption Notice, the “Redemption

Notices”); provided, however, that if Shares of Series B Preferred Stock are held in book-entry form through DTC, any Series B Shareholder Redemption Notice may be given to holders at such time in any manner required or permitted by the procedures DTC. In exchange for the surrender to the Company by the respective holders of Shares of Series B Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Series B Shareholder Redemption Date in accordance with Section 7.8 below (or, if Shares of Series B Preferred Stock are held in book-entry form through DTC, the book-entry transfer in accordance with the applicable procedures of DTC to the Transfer Agent’s account at DTC), the Series B Shareholder Redemption Price for the Shares being redeemed shall be payable in cash by the Company in immediately available funds to the respective holders of the Series B Preferred Stock, except to the extent prohibited by applicable Delaware law.

7.4 Change of Control Redemption Notice. Each Change of Control Redemption Notice shall state:

(a) the Change of Control Redemption Price;

(b) the CUSIP number of the Series B Preferred Stock to be redeemed;

(c) the date of the closing of the redemption, which pursuant to Section 7.1 shall be the date of consummation of the Change of Control (the applicable date, the “Change of Control Redemption Date”);

(d) a description of the payments and other actions required to be made or taken in order to satisfy all of the Company’s obligations under the Credit Facility; and

(e) the manner and place designated for surrender by the holder to the Company of his, her or its certificate or certificates, if any, representing the Shares of Series B Preferred Stock to be redeemed or, if applicable, that the Shares of Series B Preferred Stock to be redeemed must be surrendered by book-entry transfer in accordance with the applicable procedures of DTC.

7.5 Shareholder Election Notice; Shareholder Redemption Notice.

(a) Each Series B Shareholder Election Notice shall state:

(i) the CUSIP number of the Series B Preferred Stock to be redeemed;

(ii) the number of Shares of Series B Preferred Stock held by the holder that the Company shall redeem on the Series B Shareholder Redemption Date specified in the Series B Shareholder Election Notice; and

(iii) the date of the closing of the redemption, which pursuant to Section 7.1 shall be no earlier than thirty (30) days and shall be no later than sixty (60) days following receipt by the Company of the Series B Shareholder Election Notice (the applicable date, the “Series B Shareholder Redemption Date”).

(b) Each Series B Shareholder Redemption Notice shall state:

(i) the CUSIP number of the Series B Preferred Stock to be redeemed;

(ii) the Series B Shareholder Redemption Price;

(iii) the Series B Conversion Election Date; and

(iv) the manner and place designated for surrender by the holder to the Company of his, her or its certificate or certificates, if any, representing the Shares of Series B Preferred Stock to be redeemed or, if applicable, that the Shares of Series B Preferred Stock to be redeemed must be surrendered by book-entry transfer in accordance with the applicable procedures of DTC.

7.6 Company Redemption Notice. Each Series B Company Redemption Notice shall state:

(a) the number of Shares of Series B Preferred Stock held by the holder that the Company proposes to redeem on the Series B Company Redemption Date specified in the Series B Company Redemption Notice;

(b) the date of the closing of the redemption, which pursuant to Section 7.1 shall be no earlier than thirty (30) days and shall be no later than sixty (60) days following circulation by the Company of the Series B Company Redemption Notice (the applicable date, the “Series B Company Redemption Date” and, together with the Change of Control Redemption Date and Series B Shareholder Redemption Date, the “Redemption Dates”) and the Series B Company Redemption Price;

(c) the Series B Conversion Election Date; and

(d) the manner and place designated for surrender by the holder to the Company of his, her or its certificate or certificates, if any, representing the Shares of Series B Preferred Stock to be redeemed, or if applicable, that the Shares of Series B Preferred Stock to be redeemed must be surrendered by book-entry transfer in accordance with the applicable procedures of DTC.

7.7 Insufficient Funds; Remedies For Nonpayment.

(a) Insufficient Funds. If on any Change of Control Redemption Date or Series B Shareholder Redemption Date the assets of the Company legally available are insufficient to pay the full Change of Control Redemption Price or Series B Shareholder Redemption Price, as applicable, for the total number of Shares to be redeemed, the Company shall (i) take all commercially reasonable actions required and permitted under applicable law to maximize the assets legally available for paying the Change of Control Redemption Price or Series B Shareholder Redemption Price, as applicable, (ii) redeem out of all such assets legally available therefor on the applicable Change of Control Redemption Date or Series B Shareholder Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares to be redeemed by each such holder on the applicable Change of Control Redemption Date or Series B Shareholder Redemption Date; provided, however, that if any Shares of Series B Preferred Stock are held in book-entry form through DTC, the Shares of Series B Preferred Stock to be redeemed shall be selected in accordance with the procedures of DTC, and (iii) following the applicable Change of Control Redemption Date or Series B Shareholder Redemption Date, at any time and from time to time when additional assets of the Company become legally available to redeem the remaining Shares, the Company shall use such assets to pay the remaining balance of the aggregate applicable Change of Control Redemption Price or Series B Shareholder Redemption Price.

(b) Remedies For Nonpayment. If on any Change of Control Redemption Date or Series B Shareholder Redemption Date all of the Shares elected to be redeemed pursuant to a Change of Control Redemption Notice or Series B Shareholder Election Notice are not redeemed in full by the Company by paying the entire Change of Control Redemption Price or Series B Shareholder Redemption Price, as applicable, until such Shares are fully redeemed and the aggregate Change of Control Redemption Price or Series B Shareholder Redemption Price is paid in full, all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4; provided that the applicable Dividend Rate on all of the unredeemed Shares shall increase by 1.00% per annum on the applicable Change of Control Redemption Date or Series

B Shareholder Redemption Date and shall subsequently increase by an additional 1.00% per annum on each anniversary thereafter of the Change of Control Redemption Date or Series B Shareholder Redemption Date up to a maximum Dividend Rate of 10.00% per annum, until such time as the full Change of Control Redemption Price or Series B Shareholder Redemption Price (including all unpaid accrued and accumulated dividends on such Shares at the adjusted Dividend Rate) has been paid in full in respect of all Shares to be redeemed.

7.8 Surrender of Certificates. On or before the applicable Redemption Date, each holder of Shares of Series B Preferred Stock being redeemed shall surrender the Definitive Series B Preferred Stock Certificate or Certificates, if any, representing such Shares to the Transfer Agent in the manner and place designated in the applicable Redemption Notice, or to the Company’s corporate secretary at the Company’s headquarters, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), or, in the event such Definitive Series B Preferred Stock Certificate or Certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the applicable Redemption Notice. Each surrendered Definitive Series B Preferred Stock Certificate shall be canceled and retired and the Company shall thereafter make payment of the applicable Redemption Price by certified check or wire transfer to the holder of record of such Definitive Series B Preferred Stock Certificate; provided, that if less than all the Shares represented by a surrendered Definitive Series B Preferred Stock Certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of the canceled stock certificate.

7.9 Rights Subsequent to Redemption. If on the applicable Redemption Date the applicable Redemption Price is paid (or tendered for payment, including if the Shares of Series B Preferred Stock are held in book-entry form through DTC by tender for payment to DTC with irrevocable instructions and authority provided to DTC to pay the Redemption Price to holders of such Shares of Series B Preferred Stock) for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8. Conversion.

8.1 Optional Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Original Issuance Date, any holder of Series B Preferred Stock shall have the right by written election to the Company to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares (including any fraction of a Share) to be converted by the sum of (i) the Liquidation Value plus (ii) all accrued and accumulated and unpaid dividends to, but excluding, the Conversion Date on such Shares to be converted and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto, the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(c).

8.2 Mandatory Conversion. Subject to the provisions of this Section 8, if at any time and from time to time on or after the thirty-six (36) month anniversary of the Original Issuance Date the Daily VWAP exceeds the Conversion Threshold for at least thirty (30) Trading Days in any forty-five (45) Trading Day period, including each of the last five (5) Trading Days in such forty-five (45) Trading Day period, the Company shall have the right by written election to the holders of Series B Preferred Stock to convert all but not less than all, of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares (including any fraction of a Share) to be converted by the sum of (i) the Liquidation Value plus (ii) all accrued and accumulated and unpaid dividends to, but excluding, the Conversion Date on such Shares to be converted and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(c).

8.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 8.1, a holder shall (i) submit a written election to the Company that such holder elects to convert Shares specifying the number of Shares elected to be converted and (ii) surrender, along with such written election, to the Company the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of such written election and surrender of such Series B Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable. Upon the receipt by the Company of a written election and the surrender of such certificate(s) and accompanying materials (if any), the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (A) the number of shares of Common Stock (including, subject to Section 8.3(c), any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1 and, if applicable (B) the number of Shares of Series B Preferred Stock delivered to the Company for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form on the Company’s share ledger. All shares of capital stock issued hereunder by the Company shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding anything to the contrary in this Section 8.3(a), if any Shares of Series B Preferred Stock are held in book-entry form through DTC, holders must convert their Shares in accordance with the applicable procedures of DTC.

(b) Procedures for Mandatory Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 8.2, the Company shall submit a written election to each holder, promptly (but no later than two (2) Business Days) following the completion of the applicable forty-five (45) day Trading Period, that the Company intends to convert all outstanding Shares specifying that each holder shall surrender, in accordance with such written election, to the Company the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective on (i) the date of surrender of such Series B Preferred Stock certificate or certificates or delivery of such affidavit of loss or, (ii) if the Shares are not certificated, the Business Day immediately following the date of the Company’s written election pursuant to Section 8.2; provided, if any Shares of Series B Preferred Stock are held in book-entry form through DTC, holders must convert their Shares in accordance with the applicable procedures of DTC (such date, the “Mandatory Conversion Date”). Upon effectiveness of such conversion, the Company shall deliver to the relevant holder the number of shares of Common Stock (including cash in lieu of any fractional share in accordance with Section 8.3(c)) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.2 in book-entry form on the Company’s share ledger. All shares of Common Stock issued hereunder by the Company shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c) Fractional Shares. The Company shall not issue any fractional shares of Common Stock upon conversion of Series B Preferred Stock. Instead the Company shall pay a cash adjustment to the holder of Series B Preferred Stock being converted based upon the Current Market Price on the Trading Day prior to the Conversion Date.

(d) Effect of Conversion. All Shares of Series B Preferred Stock converted as provided in Section 8.1 or Section 8.2 shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor. The “Conversion Date” means (i) with respect to conversion of any Shares of Series B Preferred Stock at the option of any holder pursuant to Section 8.1, the date on which such holder complies with the procedures in Section 8.3(a) (including the submission of the written election to the Company of its election to convert), and (ii) with respect to a mandatory conversion pursuant to Section 8.2, the Mandatory Conversion Date.

8.4 Reservation of Stock. The Company shall at all times when any Shares of Series B Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Preferred Stock.

8.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 8.1 or Section 8.2 shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

8.6 Termination of Conversion Right in Connection with Redemption. Notwithstanding anything to the contrary set forth in this Certificate of Designation, in no event may Shares of Series B Preferred Stock be converted as provided in Section 8.1 on and following the date that is two (2) Business Days prior to the Series B Company Redemption Date or Series B Shareholder Redemption Date, as applicable, in respect of such Shares, provided that, for the avoidance of doubt, this Section 8.6 shall no longer apply in the event in respect of Shares of Series B Preferred Stock to be redeemed in accordance with Section 7 if the closing of the redemption of such Shares does not occur on the applicable Redemption Date and so long as such Shares are not otherwise redeemed.

8.7 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.7.

(a) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective. Absent a change in Tax law or IRS practice (a “Change in Tax Law”), or a contrary determination (as defined in Section 1313(a) of the Code), the Company shall treat any adjustment to the Conversion Price pursuant to this Section 8.7(a) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

(b) Dividends or Distributions Payable in Common Stock. In case the Company shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock (in which case, for the avoidance of doubt, the holders of Series B Preferred Stock shall not participate), the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the record date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the holders entitled to such dividends and distributions. For the purposes of this Section 8.7(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company. Absent a Change in Tax Law, or a contrary determination (as defined in Section 1313(a) of the Code), the Company shall treat any adjustment to the Conversion Price pursuant to this Section 8.7(b) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

(c) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory exchange, reorganization, recapitalization, consolidation or merger involving the Company with or into another Person in which a majority of the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Company’s jurisdiction of incorporation) other than a Change of Control (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each share of Series B Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a holder of such share of Series B Preferred Stock would have received in such Reorganization Event had such holder converted its Shares of Series B Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8.7 set forth with respect to the rights and interest thereafter of the holders, to the end that the provisions set forth in this Section 8.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. The Company (or any successor) shall, no less than twenty (20) Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series B Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that each share of Series B Preferred Stock will be convertible into under this Section 8.7(c). Failure to deliver such notice shall not affect the operation of this Section 8.7(c). The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Company is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. Absent a Change in Tax Law, or a contrary determination (as defined in Section 1313(a) of the Code), the Company shall treat any adjustment to the Conversion Price pursuant to this Section 8.7(c) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

(d) Rounding; Par Value. All calculations under Section 8.7 shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

(e) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Company shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by any holder of Series B Preferred Stock, but in any event not later than thirty (30) days thereafter, the Company shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series B Preferred Stock held by such holder.

(f) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, unless the Company has previously publicly announced such information (including through filing or furnishing such information with the Securities and Exchange Commission), the Company shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) or, if the Shares of Series B Preferred Stock are held in book-entry form through DTC, in accordance with the applicable procedures of DTC at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of

Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

9. Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired by the Company in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Company, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Company (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Company and holders of Series B Preferred Stock holding a majority of the Shares of Series B Preferred Stock then outstanding, and any such written amendment, modification or waiver will be binding upon the Company and each holder of Series B Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Company with another Company or entity unless the Company has obtained the prior written consent of the holders in accordance with this Section 11.

12. Withholding. Notwithstanding anything herein or in any other agreement to the contrary, the Company or any withholding agent shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable in respect of the Series B Preferred Stock or Conversion Shares any Taxes as may be required to be deducted or withheld in respect of the Series B Preferred Stock or Conversion Shares under any provision of U.S. federal, state, local or non-U.S. law in respect of Taxes or other applicable law, and the holders shall provide the Company or any withholding agent with any necessary U.S. Tax forms, including a IRS Form W-9 or the appropriate IRS Form W-8, as applicable, to the extent they are legally able to provide such forms. Each holder shall use commercially reasonable efforts to update such forms if and when such forms become obsolete or invalid. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 12 such amounts shall be treated for all purposes of this Certificate of Designation and otherwise as having been paid to the holder in respect of which such deduction or withholding was made.

13. Tax Matters. Absent a Change in Tax Law, or a contrary determination that is final (as defined in Section 1313(a) of the Code), the holders of Series B Preferred Stock and the Company agree not to treat the Series B Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5 for U.S. federal and applicable state and local income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment. In addition, absent a Change in Tax Law or a determination that is “final” under Section 1313 of the Code, in any period that the Company concludes that it must report dividend income to a holder of Preferred Stock as a result of a determination that an increase in the “conversion ratio” of the Preferred Stock has occurred that is subject to Treasury Regulations Section 1.305-7 as a result of the accumulation of dividends, the amount of such dividend shall be based on the cash amount of dividends that have so accrued and not any other metric.

14. Rule 144A.

14.1 Form of Series B Preferred Stock.

(a) The Series B Preferred Stock shall be initially issued in the form of one or more permanent Global Certificates in definitive, fully registered form with the Global Certificate Legend set forth in Exhibit B hereto. The Series B Preferred Stock Certificates shall be in the form set forth in Exhibit C hereto, which is incorporated in and expressly made a part of this Certificate of Designation. The Global Certificates may have notations, legends or endorsements as set forth herein or as required by law or stock exchange rules to which the Company is subject, if any.

(b) The Global Certificates shall be deposited on behalf of the holders represented thereby with the Transfer Agent, as custodian for DTC, and registered in the name of DTC or a nominee of DTC, duly executed by an officer of the Company for the Company, in accordance with the Company’s bylaws and applicable law. If an officer whose signature is on a Series B Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series B Preferred Stock Certificate, the Series B Preferred Stock Certificate shall be valid nevertheless. A Series B Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent countersigns such Series B Preferred Stock Certificate. The Transfer Agent will, upon receipt of a written order of the Company signed by an officer of the Company, countersign a Series B Preferred Stock Certificate for original issue. Each Series B Preferred Stock Certificate shall be dated the date of its countersignature.

(c) The aggregate number of Shares represented by each Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. At such time as all interests in Shares represented by a Global Certificate have been canceled, repurchased or transferred, such Global Certificate shall be canceled by the Transfer Agent upon receipt of a written order of the Company signed by an officer of the Company.

(d) This Section 14.1 shall apply only to a Global Certificate deposited with or on behalf of DTC. The Company shall execute and deliver initially one or more Global Certificates that (i) shall be registered in the name of Cede & Co. or other nominee of DTC and (ii) shall be delivered by the Company to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation, with respect to any Global Certificate held on their behalf by DTC or by the Transfer Agent as the custodian of DTC, or under such Global Certificate, and DTC or its nominee may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Certificate for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Certificate.

14.2 Transfer Restrictions; Global Certificates for Stock.

(a) In the case of Rule 144A Shares, prior to the date which is one year after the later of the Original Issuance Date and the last date on which the Company or any Affiliate of the Company was the owner of such Shares or a beneficial interest in a Series B Preferred Stock Certificate representing such Shares, no holder or Beneficial Owner of the Series B Preferred Stock may transfer any Shares of Series B Preferred Stock owned by it except:

(i) pursuant to an effective registration statement under the Securities Act;

(ii) for so long as the shares are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A (a “Qualified Institutional Buyer”) that is purchasing for its own account or for the account of another Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A;

(iii) pursuant to another available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; or

(iv) to the Company or any of its Affiliates,

subject to the Company’s and the Transfer Agent’s right prior to any offer, sale or other transfer pursuant to clause (ii) and (iii) to require the delivery of certification and/or other information reasonably satisfactory to each of them.

(b) Series B Preferred Stock Certificates representing Rule 144A Shares shall bear the applicable restrictive legend set forth in Exhibit A hereto until such legend is removed by the Company in accordance with the procedures set forth in Section 14.2(h).

(c) Each transferee of Shares of Series B Preferred Stock shall be deemed to have represented and agreed that either (i) no portion of the assets used to acquire or hold the Series B Preferred Stock and the Common Stock, if any, that may be issued upon conversion thereof constitutes the assets of (A) any employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1973 (“ERISA”), (B) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), or (C) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement or (ii) the purchase and holding by such transferee of the Series B Preferred Stock and the Common Stock, if any, that may be issued upon conversion thereof will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.

(d) The Shares of Series B Preferred Stock are freely transferable subject to Sections 14.2(a), (b) and (c) and the applicable provisions of the Investment Agreement.

(e) The Shares of Series B Preferred Stock initially sold on the Original Issuance Date (the “Rule 144A Shares”) shall be issued in the form of one or more permanent Global Certificates as set forth on the form of the Series B Preferred Stock certificate attached hereto as Exhibit C, including the legend set forth in Exhibit B hereto (the “Rule 144A Global Certificate”). The Rule 144A Global Certificate shall be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the Beneficial Owners of the Series B Preferred Stock represented thereby (or to such other accounts as they may direct). The number of Shares of the Series B Preferred Stock represented by the Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.

(f) A holder may transfer Shares of Series B Preferred Stock to another Person by presenting to the Transfer Agent a written request therefor stating the name of the proposed transferee, accompanied by any certification, opinion or other document reasonably required by the Transfer Agent. The Transfer Agent shall promptly register any transfer that meets the applicable requirements by noting the same in the register maintained by the Transfer Agent for the purpose, and no transfer shall be effective until it is registered in such register. The transfer of any Series B

Preferred Stock Certificate (or a beneficial interest therein) may only be made in accordance with applicable law and this Certificate of Designation, as applicable, and, in the case of a Global Certificate (or a beneficial interest therein), the applicable rules and procedures of DTC. The Transfer Agent shall refuse to register any requested transfer that does not comply with this Certificate of Designation. A Global Certificate may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

(g) The transfer and exchange of beneficial interests in Global Certificates shall be effected through DTC, in accordance with this Certificate of Designation (including restrictions on transfer set forth in this Section 14.2, as applicable) and the applicable procedures of DTC therefor.

(h) Following the one-year anniversary of the later of the Original Issuance Date and the last date on which the Company or any Affiliate of the Company was the owner of such Shares or a beneficial interest in a Series B Preferred Stock Certificate representing such Shares, the Company shall, if required by the Issuer Agreement, and if not so required may, in its sole discretion, (i) if Rule 144A Shares (if any) are represented by one or more Rule 144A Global Certificates, comply with any applicable DTC procedures for delegending or otherwise exchanging any such Restricted Global Certificate for an Unrestricted Global Certificate and changing the restricted CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and (ii) if Rule 144A Shares (if any) are represented by Restricted Definitive Series B Preferred Stock Certificates, (1) instruct the Transfer Agent to cancel any such Restricted Definitive Series B Preferred Stock Certificates and (2) issue to the holder thereof (or its transferee) a new Unrestricted Definitive Series B Preferred Stock Certificate representing the same number of Shares of Series B Preferred Stock, registered in the name of the holder thereof (or its transferee), if, in the case of both clauses (i) and (ii), the Company determines in its sole discretion (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that Rule 144A Shares are eligible for resale by non-Affiliates of the Company pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy certain conditions to ensure that transfers thereof are effected in compliance with the Securities Act (the date on which the Company makes such a determination in the affirmative, the “Resale Restriction Termination Date”).

(i) (i) Except as provided below, owners of beneficial interests in Global Certificates shall not be entitled to receive Definitive Series B Preferred Stock Certificates. If required pursuant to the Issuer Agreement, if required pursuant to any applicable law or regulation, or if requested by the owners of beneficial interests in Global Certificates and not in violation of the Issuer Agreement, Beneficial Owners may obtain Definitive Series B Preferred Stock Certificates in exchange for their beneficial interests in a Global Certificate upon written request in accordance with DTC’s and the Transfer Agent’s procedures. In addition, Definitive Series B Preferred Stock Certificates shall be transferred to all Beneficial Owners in exchange for their beneficial interests in a Global Certificate if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Certificate or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or (B) the Company in its sole discretion executes and delivers to the Transfer Agent an officer’s certificate stating that such Global Certificate shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding two sentences, the Company shall promptly make available to the Transfer Agent a reasonable supply of Definitive Series B Preferred Stock Certificates.

(ii) Any Definitive Series B Preferred Stock Certificate delivered in exchange for an interest in a Global Certificate pursuant to this Section 14.2(i) shall (A) bear the appropriate legend set forth in Exhibit A, in the case of Rule 144A Shares, if a Definitive Series B Preferred Stock Certificate shall be issued before the Resale Restriction Termination Date, and (B) be registered in the name of the holder of the Definitive Series B Preferred Stock Certificate.

(iii) If a Definitive Series B Preferred Stock Certificate is transferred or exchanged for a beneficial interest in a Global Certificate, the Transfer Agent shall (A) cancel such Definitive Series B Preferred Stock Certificate, (B) record an increase in the number of Shares of Series B Preferred Stock represented by such Global Certificate equal to the number of Shares of Series B Preferred Stock of such transfer or exchange and (C) in the event that such transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series B Preferred Stock Certificate, the Company shall execute and make available for delivery to the transferring Holder a new Definitive Series B Preferred Stock Certificate representing the Shares of Series B Preferred Stock not so transferred.

(iv) If a Definitive Series B Preferred Stock Certificate is transferred or exchanged for another Definitive Series B Preferred Stock Certificate, (A) the Transfer Agent shall cancel the Definitive Series B Preferred Stock Certificate being transferred or exchanged, (B) the Company shall execute and make available for delivery one or more new Definitive Series B Preferred Stock Certificates representing the number of Shares of Series B Preferred Stock of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Series B Preferred Stock Certificate (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (C) if such transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series B Preferred Stock Certificate, the Company shall execute and make available for delivery to the Holder thereof one or more Definitive Series B Preferred Stock Certificates representing the number of Shares of Series B Preferred Stock equal to the untransferred or unexchanged Shares of Series B Preferred Stock represented by the canceled Definitive Series B Preferred Stock Certificates, registered in the name of the holder thereof.

(v) Prior to the Resale Restriction Termination Date, a registration of transfer or exchange of beneficial interests in Definitive Series B Preferred Stock Certificates representing Rule 144A Shares to a Qualified Institutional Buyer shall be made upon the representation of the transferee in the form as set forth on the applicable Series B Preferred Stock Certificate that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a Qualified Institutional Buyer and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

14.3 Transfer Agent. The duly appointed Transfer Agent for the Series B Preferred Stock on the Original Issuance Date shall be Broadridge Corporate Issuer Solutions, Inc. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Peter Fante, Chief Administrative Officer, and attested by Jonathan Kohl, General Counsel and Corporate Secretary, as of April 6, 2021.

/s/ Peter Fante
Name: Peter Fante
Title: Chief Administrative Officer

ATTESTED:

By:	/s/ Jonathan Kohl
	Name:	Jonathan Kohl
	Title:	General Counsel and Corporate Secretary

EXHIBIT A

RESTRICTIVE LEGEND TO THE SERIES B PREFERRED STOCK CERTIFICATE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTERESTS HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A CERTIFICATE: ONE YEAR AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF SUCH SECURITY OR THE RELEVANT BENEFICIAL INTEREST THEREIN (OR ANY PREDECESSOR THERETO), ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, [(B) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A,] (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (D) TO THE COMPANY OR ANY OF ITS AFFILIATES, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR OTHER TRANSFER PURSUANT TO CLAUSE (B) AND (C) TO REQUIRE THE DELIVERY OF CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS FOR THE SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION. A COPY OF THE CERTIFICATE OF DESIGNATION WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE COMPANY MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATION, AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

A-1

EXHIBIT B

GLOBAL LEGEND CERTIFICATE

THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS FOR THE SERIES B CONVERTIBLE PERPETUAL PREFERRED STOCK FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”)) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 14.2 OF THE CERTIFICATE OF DESIGNATION, (II) THIS GLOBAL CERTIFICATE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 14.2 OF THE CERTIFICATE OF DESIGNATION, (III) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 14.1 OF THE CERTIFICATE OF DESIGNATION AND (IV) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.]

B-1

EXHIBIT C

FACE OF SECURITY

[Insert the applicable legend(s), if any, pursuant to Section 14 of the Certificate of Designation]

Certificate Number: [•]	[•] Shares 144A CUSIP No.: [•] ISIN No.: [•]

Series B Preferred Stock (par value $0.001 per share)

(Initial Liquidation Value $1,000.00 per share)

of

VERINT SYSTEMS INC.

Verint Systems Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that [•] (the “Holder”) is the registered owner of [•] fully paid and non-assessable preferred securities of the Company designated the Series B Convertible Perpetual Preferred Stock (par value $0.001) (initial Liquidation Value $1,000.00 per share) (the “Series B Preferred Stock”). The dividend rate of the Series B Preferred Stock is set forth in the Certificate of Designation.

The Series B Preferred Stock is transferable on the books and records of [•], as Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.

The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock adopted on [•], 2021, as the same may be amended, supplemented, waived or otherwise modified from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Designation. The Company shall provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business. In the event of any conflict or inconsistency between this Certificate and the Certificate of Designation, the Certificate of Designation shall control and govern.

Reference is hereby made to select provisions of the Series B Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, each Holder (and each Beneficial Owner thereof) shall be deemed, by its acceptance hereof, to have agreed to the terms of the Series B Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this certificate this day of [•], 2021.

VERINT SYSTEMS INC.

By:
Name:
Title:

Countersigned by:

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.,

as Transfer Agent

By:
Name:
Title:

REVERSE OF SECURITY

Dividends on the Series B Preferred Stock shall be payable as provided in the Certificate of Designation.

The Liquidation Value on the Series B Preferred Stock shall be adjusted as provided in the Certificate of Designation.

The Series B Preferred Stock is entitled to the voting rights set forth in the Certificate of Designation.

The Series B Preferred Stock shall be redeemable as provided in the Certificate of Designation.

The Company shall be subject to the covenants set forth in the Certificate of Designation.

SHARE TRANSFER FORM

FOR VALUE RECEIVED, the undersigned transfers the Series B Preferred Stock evidenced hereby to:

(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Date:
Signature:
(Sign exactly as your name appears on the other side of this Series B Preferred Stock Certificate)

Signature Guarantee*:

*

Signature must be guaranteed by an “eligible guarantor institution,” that is, a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar of the Company in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act).

[INSERT IN EACH GLOBAL CERTIFICATE:]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL CERTIFICATE

The following exchanges of a part of this Global Certificate for an interest in another Global Certificate or for a Definitive Series B Preferred Stock Certificate, or exchanges of a part of another Global Certificate or Definitive Series B Preferred Stock Certificate for an interest in this Global Certificate, have been made:

Date of Exchange	Amount of decrease in number of Shares of this Global Certificate	Amount of increase in number of Shares of this Global Certificate	Number of Shares of this Global Certificate following such decrease (or increase)	Signature of authorized signatory of Custodian

C-6